UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   September 10, 2012

TITANIUM GROUP LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	0-52415	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 2101, 21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong
(Address of principal executive offices)

Registrant’s telephone number, including area code:  +(852) 3679 3110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On September 10, 2012, Zili Industrial Co Limited, a British Virgin Islands Company residing at Palm Grove House P.O. Box 438, Road Twon, Tortola, BVI (“Zili”), Snow Hill Developments Limited, a British Virgin Islands Company residing at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI (“Snow Hill”), Titanium Group Ltd., a British Virgin Islands Company residing at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI (“Titanium” or the “Company”), and Cancare Investment limited., a Hong Kong incorporated company residing at Room 2101, 178 Huamao Century Square, Gloucester Road, Waichai (“Cancare Investment”) entered into a Share Exchange Agreement, whereas Zili agrees to sell to Snow Hill 20,000,000 restricted shares of the common stock, $0.01 par value, representing in aggregate of 20% of the total issued and outstanding shares of Titanium owned by Zili in Titanium (the “Titanium Exchange Shares”) in exchange (the “Exchange”) for 2,500,000 shares of Cancare Investment representing in aggregate 20% of the total issued and outstanding equity securities of Cancare Investment owned by Snow Hill in Cancare Investment (the “Cancare Exchange Shares”), a Hong Kong company unrelated to Titanium. Concurrent with the share exchange transaction, Zili transferred the remaining 17,700,000 shares of common stock it held in the Company to Huabao Asia Limited (“Huabao”), representing in aggregate 17.7% of the issued and outstanding shares of the Company’s common stock.

Prior to the transactions, Huabao held an approximately in aggregate 52.63% shares of the outstanding common stock of the Company. The transferred shares from Zili to Huabao constitutes approximately 17.7% of the issued and outstanding shares of the Company’s common stock, resulting in Huabao holding approximately 70.33% of the Company's issued and outstanding shares of common stock. The Transferred shares from Zili to Snow Hill constitutes approximately 20% of the issued and outstanding shares of the Company’s common stock, resulting in Snow Hill holding approximately 20% of the Company’s issued and outstanding shares of common stock post the transaction.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Stock Exchange Agreement, dated as of September 10, 2012, by and among Zili, Snow Hill, Titanium Group and Cancare Investment*

*	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM GROUP LIMITED

Date: November 14, 2012	By:	/s/ Huaming LAI
Huaming Lai
Chief Executive Officer and President (principal executive officer)

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